FOR IMMEDIATE RELEASE:

Contact: Dan Loh: 914-701-8200

Atlas Air Worldwide Holdings, Inc.
Reports Record Quarterly Earnings

4Q06 Net Income Totals Record $45.7 Million, $2.16 per Share

Strong Finish for Year of Transition and Achievement

AAWW to Host Conference Call, Webcast at 11 A.M. Eastern Time

Purchase, N.Y., March 8, 2007 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today announced record quarterly earnings from continuing operations, highlighting a year of transition and achievement with the Company repositioned for margin improvement and earnings growth.

For the quarter ended December 31, 2006, AAWW reported record quarterly net income of $45.7 million, or $2.16 per diluted share, on revenues of $416.7 million. Operating income of $81.8 million and pretax income of $74.0 million included a nonrecurring gain of $1.0 million on the disposal of aircraft.

For the full year ended December 31, 2006, AAWW posted net income of $59.8 million, or $2.83 per diluted share, on revenues of $1.476 billion. Operating income totaled $152.3 million, including a nonrecurring gain of $10.0 million on the disposal of aircraft. In addition, pretax income of $93.8 million reflected both the gain on disposal of aircraft and a one-time, non-cash expense of $12.5 million associated with the early retirement of outstanding debt.

“The Company is positioned for an exciting future, with a winning strategy that is designed to meet the growing needs of our customers and to further stockholder value,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“We actively manage our assets, and we have aggressively resized our fleet and cost structure to maximize returns on our asset portfolio. Our proactive focus on the quality of our business achieved improvements in operating earnings and margins in the fourth quarter that offset declines in total revenues and block-hour volumes. In addition, the mid-year prepayment of high-cost debt has reduced interest expense and improved our strategic and operating flexibility through the elimination of restrictive loan covenants.

“We are also delivering on our Continuous Improvement initiatives, which focus on strategic procurement and operational efficiencies to reduce our cost base and enhance performance, reliability, and quality levels across our entire operation.”

Continuous Improvement initiatives accounted for more than $22 million in savings in 2006 relative to AAWW’s 2005 cost base, including nearly $14 million in the second half of 2006. Primary sources of savings have been maintenance, both through improved internal processes and lower pricing through competitive bids on external airframe checks; fuel, where efficiency initiatives have reduced consumption; improved parts management, which is helping to minimize loan/borrow costs; and strategic procurement processes relating to all other outside services.

AAWW anticipates that it will achieve the majority of the $100 million of Continuous Improvement benefits it has targeted during 2007, with the balance in 2008. The Company also continues to identify and expects to achieve additional cost-savings opportunities.

Mr. Flynn added, “Our order for 12 leading-edge, next-generation Boeing 747-8 freighter aircraft, with rights to acquire up to an additional 14, enjoys launch-order pricing status. These aircraft will provide a significant value proposition for our customers. In addition, our landmark, strategic partnership with DHL will significantly enhance the value of our scheduled-service business. We look forward to closing our transaction with DHL as soon as we obtain the remaining necessary regulatory approvals.

“We are also focused on evaluating potential organic and strategic growth opportunities that build on our capability and expertise as a flexible services provider of aircraft and operating solutions to the airfreight industry.

“The market is strong for ACMI, where we are the world’s technology leader and where demand for long-haul, intercontinental, wide-body freighters has outpaced the core increase in demand for air cargo capacity. We see significant growth opportunities across the spectrum of our ACMI services, including new customers in new markets, new fleet types, and subsets of our aircraft and operating solutions.”

Mr. Flynn concluded: “We will continue to be an innovator in the airfreight market, and we will continue to evaluate an array of opportunities to grow earnings. We are a high-quality, flexible-services provider in a growing sector of the global transportation and logistics market. That combination is attractive to strategic partners, such as DHL, and will continue to form a basis for growth opportunities going forward. Our team is focused on executing our strategy and delivering on our plan. AAWW is positioned for an exciting and dynamic future.”

Conference Call

Management will host a conference call to discuss AAWW’s fourth-quarter and full-year 2006 financial and operating results at 11:00 A.M. Eastern Time on Thursday, March 8, 2007.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through March 15 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11085611#.

4Q06 Performance Factors Versus 4Q05

Record earnings in the fourth quarter of 2006 benefited from sharply lower operating expenses compared with the fourth quarter of 2005. The improvement in operating costs more than offset a decline in AMC flying and associated revenues, due in part to an overall reduction in the U.S. military’s heavy-lift requirements. Revenues were also impacted by a reduction in aggregate block hours and lower unit revenues in AAWW’s non-ACMI business segments.

Total operating expenses in the fourth quarter of 2006 declined by $74.9 million, or 18.3%, while operating revenues were $54.2 million, or 11.5%, lower than the previous year’s fourth quarter.

Operating revenues in the fourth quarter of 2006 reflected a 19.5% reduction in average operating aircraft (31.4 versus 39.0) and a 9.3% reduction in total block-hour flying activity (35,551 block hours versus 39,193).

ACMI’s performance in the fourth quarter of 2006 benefited from an increase in pre-Christmas, peak-flying activity, as well as a higher proportion of more profitable 747-400 aircraft employed in the segment compared with 747-200 Classics.

Improved average block-hour rates in the ACMI segment during the quarter ($6,308 versus $5,964) reflected the increase in peak-flying activity and the higher proportion of 747-400 aircraft, as well as the impact of contractual rate increases and increased rates on recent lease renewals. In contrast, a 9.9% decline in ACMI block hours (17,827 versus 19,781) largely reflected a reduction of 747-200 flying.

Twelve aircraft (10 Boeing 747-400s and two Boeing 747-200s) were directly supporting the Company’s long-term ACMI operations at December 31, 2006, compared with 17 aircraft (10 Boeing 747-400s and seven Boeing 747-200s) at December 31, 2005.

Performance in the Scheduled Service segment during the quarter benefited from a reduction in fuel costs and an improvement in unit revenues with respect to capacity the Company reallocated to North Atlantic and South American markets in response to demand in those regions, offset in part by an increase in the relative proportion of roundtrip operations to Asia.

Scheduled Service traffic (as measured by revenue ton miles, or RTMs) increased 13.8%, and capacity (as measured by available ton miles, or ATMs) increased 16.6%, largely reflecting the impact of a labor disruption that ended in early October 2005, as well as an increase in weekly frequencies to China (12 versus 9), Europe and South America. Load factor, meanwhile, declined compared with the year-ago period (64.8% versus 66.3%), principally reflecting the increased proportion of roundtrip operations to Asia.

Unit revenues (RATM) in the Scheduled Service segment decreased 5.4% ($0.279 versus $0.295) during the quarter, while yield decreased 3.1% ($0.431 versus $0.445). The reductions largely reflect the impact of the increase in the relative proportion of roundtrip operations to Asia and lower fuel-surcharge rates, partially offset by increases in RATM in the North Atlantic and South American markets.

AMC Charter activity declined 22.9% (5,682 block hours versus 7,374) during the quarter due to an overall reduction in the U.S. military’s heavy-lift requirements, as well as an increase in the relative capacity of competing teams. Block-hour rates ($17,093 versus $17,882) were affected by both a relative and absolute decrease in the number of one-way AMC missions.

Due to a reallocation of capacity to more profitable opportunities in other segments during the period, Commercial Charter block-hour volumes decreased (1,346 versus 2,662), accompanied a by decrease in block-hour rates ($16,745 versus $20,252).The segment benefited from lower fuel costs during the quarter, but also experienced an increase in the amount of roundtrip activity versus higher-yielding, one-way activity.

4Q06 Operating Expenses Versus 4Q05

AAWW’s operating expenses in the fourth quarter of 2006 were $74.9 million, or 18.3%, lower than the comparable 2005 period. Significantly lower maintenance and fuel expenditures, combined with lower labor, travel, landing fees and other expenses, were offset in part by higher depreciation and an increase in ground handling and airport fees.

Maintenance expense during the quarter declined $33.9 million, or 55.4%, compared with the same quarter in 2005. Maintenance expense benefited from the positive impact of Continuous Improvement savings initiatives, the impact of reduced block-hour activity, a decrease in heavy airframe maintenance events (one 747-200 C Check versus three 747-200 C Checks, one 747-200 D Check, and one 747-400 D Check in the fourth quarter of 2005), and a reduction in the number of engine overhauls (6 versus 19).

Aircraft fuel expense decreased 20.6%, or $30.1 million, versus the fourth quarter of 2005, reflecting both lower fuel prices in the Scheduled Service and Commercial Charter businesses ($1.93 per gallon versus $2.29) and an 11.9% decline in total fuel consumption (57.0 million gallons versus 64.7 million gallons). The decline in fuel consumption, which reflected an 8.7% reduction in non-ACMI block hours, also benefited from initiatives that resulted in a 3.5% improvement in fuel-burn efficiency (3,215 gallons per block hour versus 3,330 gallons per block hour).

Labor expenses were $3.9 million, or 5.7%, lower than in the year-ago fourth quarter, in line with lower block hours.

Travel expenses in the fourth quarter declined 18.9%, or $3.0 million, due both to Continuous Improvement initiatives that resulted in more efficient crew scheduling as well as a reduction in crew travel related to the decline in total block-hour activity.

Landing fees declined 13.1%, or $2.7 million, mainly due to a reduction in AMC and Commercial Charter block hours, partly offset by an increase in Scheduled Service activity.

Other operating expenses decreased $6.0 million, or 19.0%, versus the fourth quarter of 2005, primarily due to a $2.5 million decrease in consulting fees related to the redesign of internal controls that occurred in 2005, a $1.7 million decrease in other taxes, and other miscellaneous improvements, offset in part by a $1.2 million increase in freight and other expenses.

Depreciation and amortization increased $3.5 million, or 41.5%, primarily due to the disposal of engine blades and other rotable parts that were beyond economic repair.

Ground handling and airport fees increased $2.7 million, or 14.6%, mainly as a result of the increase in Scheduled Service business activity.

Net Interest Expense

Net interest expense decreased $8.3 million, or 50.8%, compared with the fourth quarter of 2005, primarily reflecting a lower level of outstanding debt, including the prepayment of $140.8 million of debt during the third quarter of 2006.

Cash and Cash Equivalents

At December 31, 2006, AAWW’s cash and cash equivalents totaled $231.8 million compared with $172.8 million at September 30, 2006 and $305.9 million at year-end 2005.

Outstanding Debt

At December 31, 2006, AAWW’s balance sheet debt and capital lease obligations totaled $418.6 million, including current maturities of $19.8 million but excluding $82.9 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s on-balance sheet debt and capital lease obligations at December 31, 2006 totaled $501.5 million compared with $689.9 million on December 31, 2005.

Non-GAAP Financial Measures

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable”), increased to $131.6 million in the fourth quarter of 2006 from $108.8 million in the fourth quarter of 2005. For the full year, EBITDAR totaled $338.2 million compared with $386.4 million in 2005.

In addition, EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable”), rose to $92.8 million in the latest reporting period versus $69.9 million in the fourth quarter of 2005. EBITDA for the full year was $185.0 million, compared with $235.5 million for the previous year.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Quarterly Report on Form 10-Q filed by AAWW with the Securities and Exchange Commission on November 9, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *
Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Operating Revenues
ACMI	$112,447	$117,981	$407,046	$466,018
Scheduled service	171,066	155,153	610,783	555,814
AMC charter	97,122	131,853	326,773	440,642
Commercial charter	22,539	53,917	82,808	107,840
Other revenue	13,514	11,963	48,920	47,583

	$416,688	$470,867	$1,476,330	$1,617,897

Operating Expenses
Aircraft fuel	115,666	145,734	454,675	432,367
Salaries, wages and benefits	64,823	68,762	243,724	244,509
Maintenance, materials and repairs	27,287	61,192	144,132	233,614
Aircraft rent	38,770	38,898	153,259	150,879
Ground handling and airport fees	20,877	18,210	75,088	71,735
Landing fees and other rent	17,903	20,609	68,174	80,054
Depreciation and amortization	12,021	8,498	42,341	46,336
Gains on disposal of aircraft	(1,003)	(353)	(10,038)	(7,820)
Travel	12,853	15,841	49,910	60,089
Post-emergence costs and related
professional fees	37	718	353	3,706
Other	25,694	31,710	102,412	109,128

Total operating expenses	334,928	409,819	1,324,030	1,424,597

Operating income	81,760	61,048	152,300	193,300

Non-operating Expenses
Interest income	(2,859)	(2,694)	(12,780)	(6,828)
Interest expense	11,594	19,080	60,298	74,512
Capitalized interest	(726)	(123)	(726)	(123)
Loss on extinguishment of debt	—	—	12,518	—
Other (income) expense, net	(298)	34	(811)	1,976

Total non-operating expenses	7,711	16,297	58,499	69,537

Income before income taxes	74,049	44,751	93,801	123,763
Income tax expense	28,347	17,282	34,020	49,902

Net income	$45,702	$27,469	$59,781	$73,861

Income per share:
Basic	$2.19	$1.36	$2.89	$3.64

Diluted	$2.16	$1.32	$2.83	$3.56

Weighted average shares:
Basic	20,847	20,390	20,672	20,280

Diluted	21,158	20,821	21,100	20,738

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Twelve Months
	Three Months Ended	Ended December 31,	Twelve Months Ended	Ended December 31,
	December 31, 2006	2005	December 31, 2006	2005
Income before income taxes	$74,049	$44,751	$93,801	$123,763
Post-emergence costs and related professional fees	37	718	353	3,706
Gains on disposal of aircraft	(1,003)	(353)	(10,038)	(7,820)

Pretax income before gains on disposal of aircraft and post-emergence costs and related professional fees	73,083	45,116	84,116	119,649
Interest expense, net	8,009	16,263	46,792	67,561
Loss on extinguishment of debt	—	—	12,518	—
Other non-operating (income) expense	(298)	34	(811)	1,976

Operating income before non-operating expenses, gains on disposal of aircraft, and post-emergence costs and related professional fees	80,794	61,413	142,615	189,186
Depreciation and amortization	12,021	8,498	42,341	46,336

EBITDA, as adjusted*	92,815	69,911	184,956	235,522
Aircraft rent	38,770	38,898	153,259	150,879

EBITDAR, as adjusted*	$131,585	$108,809	$338,215	$386,401

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposal of assets, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2006	2005	Change	2006	2005	Change
Fleet: (average during the period)
Operating aircraft count (1) 31.4		39.0	(19.5%)	35.1	39.0	(10.0%)
Block Hours
ACMI	17,827	19,781	(9.9%)	67,666	83,682	(19.1%)
Scheduled service	10,526	9,185	14.6%	39,446	37,175	6.1%
AMC charter	5,682	7,374	(22.9%)	19,954	29,306	(31.9%)
Commercial charter	1,346	2,662	(49.4%)	5,450	6,257	(12.9%)
All other	170	191	(11.0%)	745	839	(11.2%)

Total Block Hours	35,551	39,193	(9.3%)	133,261	157,259	(15.3%)

Revenue Per Block Hour
ACMI	$6,308	$5,964	5.8%	$6,016	$5,569	8.0%
AMC charter	$17,093	$17,882	(4.4%)	$16,376	$15,036	8.9%
Commercial charter	$16,745	$20,252	(17.3%)	$15,194	$17,235	(11.8%)
Scheduled Service Traffic
RTM’s (000’s)	397,274	348,962	13.8%	1,475,353	1,414,865	4.3%
ATM’s (000’s)	613,221	526,074	16.6%	2,322,024	2,155,127	7.7%
Load Factor	64.8%	66.3%	-1.5 pts	63.5%	65.7%	-2.2 pts
RATM (2)	$0.279	$0.295	(5.4%)	$0.263	$0.258	1.9%
RTM Yield (3)	$0.431	$0.445	(3.1%)	$0.414	$0.393	5.3%
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $1.93		$2.29	(15.7%)	$2.07	$1.86	11.3%
Fuel gallons consumed (000’s) 38,737		40,521	(4.4%)	149,674	147,518	1.5%
AMC Charter:
Average fuel cost per gallon $2.25		$2.20	2.3%	$2.21	$1.59	39.0%
Fuel gallons consumed (000’s) 18,247		24,130	(24.4%)	65,134	99,101	(34.3%)
		(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:
Dry leased	5.0	3.0	66.7%	3.4	3.0	13.3%
Out of service	2.2	—	—	2.0	0.4	400.0%
(2) RATM represents scheduled service revenue dollars per available ton mile.
(3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.